CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference of our Report of Independent Registered Public Accounting Firm dated October 11, 2005, covering the financial statements of Mobot, Inc. as of December 31, 2004, for the year ended December 31, 2004, and for the period from September 8, 2003 (inception) to December 31, 2004 in the Form S-4 Amendment No. 5 registration statement to be filed with the Commission on or about December 27, 2005.

We also consent to the reference to us as experts in matters of accounting and auditing in this registration statement.



/s/ STONEFIELD JOSEPHSON, INC.

CERTIFIED PUBLIC ACCOUNTANTS
Irvine, California
December 27, 2005